May 31, 2005

PRIVATE AND CONFIDENTIAL
Infinity Technologies Inc.
5570 Kennedy Road, Unit C
Mississauga, Ontario, L4Z 2A9

Attn Frank Abate

Dear Mr. Abate:
Re: Letter of Intent ("LOI") for the Acquisition of Infinity Technologies Inc. ("INFINITY" or the "Company").

The purpose of this LOI is to set forth certain nonbinding intentions of, and certain binding agreements between On The Go Healthcare, Inc, (the "Purchaser") and the shareholders of INFINITY, the Company, (the "Vendors"), (collectively, the "Parties") both personally and in their capacity as trustees with respect to the transaction described in subparagraph 1 of Part One of this LOI
(the "Transaction").

Further details are provided in Schedule A to this LOI.

PART ONE - NONBINDING PROVISIONS

The following numbered paragraphs of this Part One (collectively, the "Nonbinding Provisions") reflect the Purchaser's current intentions with respect to the matters described herein, but the Parties acknowledge that neither the Nonbinding Provisions nor any prior or subsequent course of conduct or dealing between the Parties is intended to create or constitute any legally binding obligation, and neither the Purchaser nor the Vendors shall have any liability with respect to the Nonbinding Provisions. Whether or not a fully-integrated, definitive agreement facilitating the sale by the Vendors of the Company (the "Definitive Agreement") and other related documents are prepared, authorized, executed or delivered by the Parties, no party to, or recipient of, this LOI shall have any liability to any other party to, or recipient of, this LOI based upon, arising from, or relating to the Nonbinding Provisions. This LOI does not constitute an agreement to negotiate or otherwise enter into any agreement relating to the acquisition by the Purchaser of the Company.

1.      The Transaction         The Transaction will entail the acquisition by
                                the Purchaser of all the capital stock of the Company. If the proposed Transaction is consummated, the Parties intend that the closing shall occur on or before June 30, 2005, or another date agreed to by the Parties (the
                                "Closing Date").

2.      Assumptions             This LOI is based on the understanding that the
                                Company is a private company incorporated under the laws Ontario and that management and the board of directors control a majority of the stock needed in order to approve the intended sale.
3.      Proposed Financial
        Terms                   The total consideration will be payable to the
                                Vendors according to the terms set forth on Schedule A of this LOI.

4.      Conditions for Closing  The Purchaser and Vendors will be required to cooperate to satisfy the Conditions set forth
                                in Schedule B of this LOI, prior to the
                                Closing Date.
5.      Proposed Form of
        Agreement               Following the execution of this LOI, the
                                Purchaser and Vendors will promptly begin
                                negotiations with respect to a written
                                Definitive Agreement, containing agreed-upon
                                representations, warranties, conditions
                                (including due diligence and certain other
                                matters to be mutually agreed to by the
                                Purchaser and Vendors) in a mutually
                                acceptable form.  The Parties agree that if
                                a Definitive Agreement is not executed by
                                the Closing Date, this LOI shall terminate
                                in accordance with the provisions of
                                subsection 9 of Part Two of this LOI unless
                                both Parties agree to extend the Closing
                                Date.  The Parties agree that the closing
                                and the funding of the Transaction will
                                occur simultaneously on the Closing Date.
6.      Structure of
        Transaction             The Parties will do all things as necessary
                                or desirable to give effect to the
                                Transaction, including any restructuring by mutual agreement in writing to permit all advantages of the Income Tax Act (Canada) and the United States Internal Revenue Code.

PART TWO - BINDING PROVISIONS

In consideration of the significant costs to be borne by the Purchaser and Vendors in pursuing the proposed Transaction and further in consideration of the mutual undertakings as to the matters described herein, upon execution by the Purchaser and Vendors of this LOI or counterparts thereof, the following numbered subparagraphs of this Part Two (collectively, the "Binding Provisions") shall constitute a legally binding and enforceable agreement between the Purchaser and the Vendors.


1.      Access                  The Vendors shall provide to the Purchaser or
                                the Purchaser's representative's reasonable access to all of the financial records of the Company and all other such information as may be mutually agreed upon in connection with the Purchaser's due diligence review. The Purchaser shall have access to such records and information at a mutually convenient location.
                                All of the information provided to the
                                Purchaser and its professional advisors is and shall remain confidential.

2.      Exclusive Dealing       Unless and until the Binding Provisions are
                                terminated pursuant to subparagraph nine of
                                Part Two of this LOI, the Vendors shall not
                                directly or indirectly solicit or encourage
                                the submission of offers from or negotiate with
                                or in any manner encourage any proposal from
                                any other person or group relating to the sale
                                of all or any portion of the capital stock or
                                assets of the Company.
3.      Disclosure of
        Negotiations            Except as and to the extent required by law,
                                without the prior written consent of the other party, neither the Purchaser nor the Vendors nor their representatives or affiliates shall directly or indirectly make any public comment, statement or communication regarding any of the terms, conditions or other aspects of the Transaction or other pre-emptory or other related discussions between the Parties. If a party is required by law to make any such disclosure, it shall first provide to the other party the content of the proposed disclosure, the reason why such disclosure is required, the time and place that the disclosure will be made. Notwithstanding the foregoing, the Vendors hereby grants permission to the Purchaser to disclose the existence and terms of this LOI to recognized financial institutions or other sources of capital in connection with the Purchaser's attainment of acquisition financing (if required), as well as the Purchaser's lawyers, accountants and professional advisors. The Purchaser may file an 8k with the SEC giving a outline of the transaction if it's lawyers fell it necessary to comply discloser requirements.

4.      Costs                   The Purchaser and Vendors shall each be
                                responsible for, and bear all of their own respective costs and expenses (including any commissions, professional fees and other expenses of their representatives) incurred in connection with pursuing or consummating the proposed Transaction including the costs associated with the due diligence review.

5.      Conduct of Business     While this LOI remains in effect:

                                (a) The Vendors agree to: (i) conduct its
                                    affairs only in the ordinary course of
                                    business; (ii) continue to pay all of the Company's customers, suppliers and other parties having business relationships with the Company based on the same terms that it normally exercises; (iii) continue to provide the same terms of sale to its customers and continue to make reasonable attempts to collect monies owed to it by its customers; (iv) notify the Purchaser prior to incurring any financial obligations to make capital expenditures, enter into and/or guarantee leases, obtain third party debt, enter into purchase commitments and any other liabilities that would not arise in the ordinary course of business; and (v) use all commercially reasonable efforts to preserve the Company's business organization, keep available the services of the Company's current employees, preserve the Company's existing relationships and maintain the goodwill that the Company enjoys with these persons; and

                                (b) From the date hereof, the Vendors will not
                                    and, without the prior written consent of the Purchaser, will not permit the Company to: (i) declare, make or pay any dividends or bonuses (except for bonuses that are normally paid in order to reduce taxable income to the small business limit according to the Income Tax Act (Canada);
                                    (ii) transfer any asset or incur any
                                    liability except in the ordinary course
                                    of business and consistent with the
                                    Company's past practices; (iii) materially change the terms of any agreement with any of the Company's customers, suppliers or others having business relationships with the Company; or (iv) change or make any offers to change any compensation or rate of compensation payable to any of the Company's directors, officers or key employees other than in the ordinary course of business and consistent with past practices.

6.      Nonbinding Provisions
        Not Enforceable         The Nonbinding Provisions do not create nor
                                constitute any legally binding obligations between the Purchaser and Vendors and whether or not the Definitive Agreement is prepared, authorized, executed or delivered by the Parties, neither the Purchaser nor the Vendors shall have any liability to any other party to this LOI based upon, arising from, or relating to the Nonbinding Provisions. No prior or subsequent course of conduct or dealing between the Parties, oral communications or other actions not reduced to or reflected in writing and executed by all of the Parties shall serve to modify this subparagraph in any way or cause the Nonbinding Provisions or any provisions covering the same subject matter to become in any sense legally binding and enforceable.

7.      Entire Agreement        The Binding Provisions constitute the entire
                                agreement between the Parties, superseding all prior oral or written agreements, understandings, representations and warranties, courses of conduct or dealings between the Parties on the subject matter hereof. Except as otherwise provided herein, the Binding
                                Provisions may be amended or modified only by a written agreement executed by the Parties.

8.      Governing Law           The Binding Provisions shall be governed by and
                                construed in accordance with the laws of the Province of Ontario.

9.      Termination             The Binding Provisions shall automatically
                                terminate on the earlier of the Closing Date or termination in writing by the Purchaser or Vendors. Upon termination of the Binding
                                Provisions, the Parties shall have no further obligations hereunder, except as stated in subparagraphs 3 and 4 of this Part Two, which shall survive any such termination.

10.     Counterparts and
        Facsimile Transmissions This LOI may be executed in several counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute but one and the same instrument. The parties agree that this LOI may be transmitted by facsimile or such similar device and that the reproduction of signatures by facsimile or such similar device will be treated as binding as if originals.

If you find the foregoing terms to be acceptable, please sign and date this LOI in the space provided below to confirm the mutual agreements set forth in the Binding Provisions.

Yours truly,


On The Go Healthcare, Inc.



/s/Stuart Turk
-----------------
Stuart Turk - CEO


                        Witness:


                        /s/Nadav Elituv
                        ---------------------
                        Name: Nadav Elituv

                        Date:   May 31, 2005


This LOI is hereby accepted and agreed upon by the undersigned.


Infinity Technologies Inc.




   /s/Elaine Abate                             /s/John Abate
   ---------------------                       ----------------------
   Elaine Abate President                      John Abate - Secretary



                        Witness:


                        /s/Nadav Elituv
                        ---------------------
                        Name: Nadav Elituv

                        Date:   May 31, 2005

                            SCHEDULE A - TERM SHEET


Purchaser:      On The Go Healthcare, Inc.  (the "Purchaser")

Vendors:        Infinity Technologies Inc. and 1066865 Ontario Inc.
                (the "Vendor")

Target Company: Infinity Technologies Inc.("INFINITY" or the "Target Company").


Consideration:                           Allocation    Shareholders
              ------------------------------------------------------------
              All outstanding shares  |  As a Group  | Frank/Elaine Abate
              of INFINITY             |  100%        | John Abate
                                      |              | Gerhard Schmid
              ------------------------------------------------------------




Shareholders                        Purchase Price            OGHC Shares
                                                               on Closing

Frank / Elaine Abate                      $900,000                750,000
John Abate                                $300,000                250,000
Garhard Schmid                            $300,000                250,000

Total Cash                              $1,500,000

Value of Shares Based on $1 USD                                 1,250,000 US$

Value in CDN$ @ 1.2                     $1,500,000


Total Value of the Transaction in CDN$  $3,000,000


On closing $1,000,000 in cash will be paid. The remaining $500,000 will be paid over 5 equal payments starting January 15, 2006.


Key employees will split a Maximum of 200,000 restricted shares of OGHC

The company will Issue a refundable goodwill deposit of 100,000 restricted shares to Frank Abate to be credited to the purchaser on closing

                                 SCHEDULE B:
                            CONDITIONS FOR CLOSING
Conditions

A.      Meeting with the Vendors and touring the facilities

B. Delivery of the Vendors' shares of all classes of stock, free and clear of any encumbrances.

C. The Purchaser at its sole discretion must be satisfied with the results of its due diligence review to be completed by June 15, 2005 or 30 business days after all requested information is provided and that the information provided by the Vendors is a true representation of the condition of the Target Company both financial and otherwise. This date can be extended by mutual agreement between the Purchaser and Vendors.

D.      The Vendors will warrant:

        the collectibility of the accounts receivable net for an allowance of doubtful accounts in accordance with US GAAP.

        that Inventory will be current and marketable

        that Furniture & Office Equipment will be free and clear of any encumbrance.

E.      If there is a material misrepresentation discovered after the signing
        of the Definitive   Agreement and before closing, the Purchaser may
        elect not to complete the closing.

F. The Company will have normal and adequate working capital at the time of closing, consistent with past business practices.

G.      The Vendor agrees:

        Frank Abate and John Abate will remain and continue to run the division. Infinity Technologies for an agreed upon wage of $180,000 per year each. The terms of employment will be defined in the employment contract prior to closing

H.      Purchaser's Board of Directors approval.

I. The transaction is conditional upon the Purchaser obtaining adequate funding to complete the transaction prior to June 15, 2005


Other Conditions & Information

Non-Competition Agreement:      As is customary with transactions of this
                                nature, the Definitive Agreement will require the Vendors to enter into an appropriate
                                Non-compete Agreement to the benefit of the Purchaser.

Due Diligence Information List: With timing that is mutually convenient to both Parties, the Vendors will permit the Purchaser or its representative's sufficient access to its records to complete standard due diligence procedures. Within 5 business days of the execution of this LOI, the Purchaser will provide a comprehensive due diligence information list.

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